Commonwealth Industries, Inc.
                       Calculation of Net Income Per Share
                      (In thousands except per share data)




Three months ended June 30,                                 1997         1996
---------------------------                                 ----         ----
Weighted average shares of common stock outstanding (a)   10,208       10,196
                                                          ======       ======

Net income                                                $4,163       $2,102
                                                          ======       ======

Net income per share                                       $0.41        $0.21
                                                          ======       ======

Six months ended June 30,                                   1997         1996
-------------------------                                   ----         ----
Weighted average shares of common stock outstanding (a)   10,207       10,196
                                                          ======       ======

Net income                                                $6,331       $4,495
                                                          ======       ======

Net income per share                                       $0.62        $0.44
                                                          ======       ======

Note:  (a)  Common equivalent shares relating to stock options are not material.